Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ADVANCED PLASMA THERAPIES INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

For the purposes of amending the Amended and Restated Certificate of Incorporation, dated September 18, 2014 (the “Original Certificate”), of Advanced Plasma Therapies Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned does hereby certify that:

FIRST: The Board of Directors of the Company (the “Board”) did duly adopt, at a meeting of the Board pursuant to Section 141(b) of the DCGL, resolutions proposing and declaring advisable the following amendment to Article I of the Original Certificate relating to the name of the Company, so that, as amended, said Article I shall read as follows:

The name of the corporation is Origin, Inc. (the “Corporation”).

SECOND: Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Company having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of the aforesaid amendment without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

THIRD: This amendment to the Original Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this amendment to the Original Certificate to be duly executed by the undersigned this 8th day of October, 2015.

ADVANCED PLASMA THERAPIES INC.

By:	/s/ Michael Preston
	Name:	Michael Preston
	Title:	Executive Chairman